SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 8, 2005 (Date of earliest event reported)

Umpqua Holdings Corporation (Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

One SW Columbia Street, Suite 1200 Portland, Oregon 97258 (address of Principal Executive Offices)(Zip Code) (503) 546-2491 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On Friday, April 8, 2005, William Fike accepted an offer of employment from Umpqua Holdings Corporation, the terms of which are described in Item 5.02(c) below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

(c)	(1)	On Friday, April 8, 2005, Umpqua Holdings Corporation appointed
William Fike as President of Umpqua Bank's California Region with his employment expected to commence May 15, 2005.

	(2)	Mr. Fike, age 57, currently serves as Executive Vice President of Bank of the West, in Walnut Creek, California, a position he has held since
1999.

	(3)	Mr. Fike's terms of employment provide for a base salary of $300,000 and the grant of an option to purchase 50,000 shares at fair market value of Umpqua's common stock on the date of commencement of employment pursuant to Umpqua's 2003 Stock Incentive Plan. Mr.
Fike will receive a signing bonus of $30,000 and be eligible to participate in the 2005 Executive Incentive Compensation Plan, which provides an opportunity to earn incentive compensation targeted at
50% of his base salary, conditioned on achievement of company financial and regulatory goals and personal goals. The incentive compensation would be prorated for 2005. If Umpqua terminates his employment without cause or if Mr. Fike leaves for good reason he is entitled to a severance benefit equal to the greater of (i) nine months of his base salary or (ii) two weeks base salary for every year of employment. Should Mr. Fike's employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to two times base salary and two times the bonus he received the prior year. In addition, if he remains employed for twelve months following a change in control, he will receive a bonus equal to twelve months base salary and 100% of the bonus paid the prior year.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Dated: April 13, 2005	By: /s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary